EXHIBIT 99.1

DOCPLANET.COM ANNOUNCES TWO SIGNIFICANT STEPS TOWARD IMPROVING ITS FINANCIAL POSITION

MONDAY,  MARCH  13  2000  1:57  AM  EST

     SANTA ANA, Calif., Mar 13, 2000 (BUSINESS WIRE) -- DocPlanet.com, Inc. (OTCBB:DOCP) announced that Charles R. Drummond, Chairman and CEO, has converted his $6.84 million in long-term debt and accrued interest at $3.-/share into 2.28 million shares of Common Stock, and a private placement was completed for $1.80 million of Common Stock.

     The conversion was consistent with the terms approved by the full Board of Directors in December.

     In announcing the developments, DocPlanet's Vice President of Finance, David Lantz, said, "We believe that the receipt of funding and the conversion of our Chairman's debt indicates confidence in DocPlanet.com from outside investors and from our senior management. These transactions significantly reduce our debt and provide more financial flexibility for the pursuit of our future plans."

     About DocPlanet.com, Inc. DocPlanet.com is a business-to-business (B2B) e-commerce company providing pharmaceuticals, frequently ordered consumables and e-prescription services to office-based physicians. DocPlanet has built its business-to-business solutions with the best available technology partners, including Oracle (Nasdaq:ORCL-news), BroadVision (Nasdaq:BVSN-news), Exodus Communications (EXDS-news) and MasterChart, Inc. DocPlanet.com provides over 5,000 physicians with an online partner for pharmaceutical products, e-prescription management and medical/surgical supplies in approximately 1,500 locations across the United States.

     This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties or other factors, which may cause actual results, performance or achievements expressed or implied by such forward-looking statements to vary from those forecast or implied in this release. Factors that might cause such a difference include, without limitation, decline in demand for the company's products or services, and the effect of general economic conditions affecting the industry.